Exhibit 99.1

New York Community Bancorp, Inc. Reports Second Quarter 2012 Diluted Non-GAAP Cash EPS of $0.32(1), Diluted Non-GAAP Operating EPS of $0.30(2), and Diluted GAAP EPS of $0.30

Board of Directors Declares 34th Consecutive Quarterly Cash Dividend of $0.25 per Share

2nd Quarter 2012 Highlights

  Strong Earnings:
    GAAP earnings rose 11.0% linked-quarter and 9.8% year-over-year to $131.2 million, generating a 1.36% return on average tangible assets (“ROTA”) and a 17.40% return on average tangible stockholders’ equity (“ROTE”).(3)
    Operating earnings rose 11.3% linked-quarter and 15.9% year-over-year to $131.1 million, generating a 1.36% ROTA and a 17.39% ROTE. (2)(3)
  Linked-Quarter Margin Expansion:
    Reflecting a record level of prepayment penalty income, the margin rose six basis points linked-quarter to 3.30%.
  Significant Mortgage Banking Activity:
    Mortgage banking income totaled $58.3 million, reflecting a 65.9% increase from the trailing-quarter level and a five-fold increase from the year-earlier amount.
  Continued Improvement in Asset Quality:
    Net charge-offs represented 0.05% of average loans in the quarter, an improvement from 0.09% in 2Q 2011.
    Non-performing non-covered assets declined $111.1 million, or 27.1%, from the end of December to $299.3 million at the end of June. The June 30th balance represented 0.69% of total assets, an improvement from 0.98% at December 31st.
    Loans 30 to 89 days past due fell $73.1 million, or 65.5%, from the year-end balance to $38.6 million at the end of June.
  Solid Loan Production:
    Loan originations totaled $4.6 billion, including $2.0 billion of loans held for investment and $2.6 billion of loans held for sale.
  Acquisition-Driven Deposit Growth:
    Reflecting the assumption of $2.2 billion of deposits from Aurora Bank FSB (“Aurora Bank”), deposits rose 9.0% from the March 31st balance to $25.0 billion at the end of June.
  Greater Efficiency:
    The GAAP efficiency ratio improved to 38.12% from 41.39% and 40.99%, respectively, in 1Q 2012 and 2Q 2011. (4)
  Strong Capital:
    Tangible stockholders' equity represented 7.79% of tangible assets at the end of the quarter, excluding accumulated other comprehensive loss, net of tax ("AOCL"). (3)

WESTBURY, N.Y.--(BUSINESS WIRE)--July 25, 2012--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today reported GAAP earnings of $131.2 million, or $0.30 per diluted share, for the three months ended June 30, 2012, generating a 1.36% return on average tangible assets and a 17.40% return on average tangible stockholders' equity. (3)

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Note: Please see the last page of this release for all footnotes to the text. As further discussed in the footnotes, “operating earnings” and “cash earnings,” “tangible assets” and “average tangible assets,” “tangible stockholders’ equity” and “average tangible stockholders’ equity,” and the related measures are non-GAAP financial measures.

The Company also reported non-GAAP operating earnings ("operating earnings") of $131.1 million, or $0.30 per diluted share, for the current second quarter, and non-GAAP cash earnings ("cash earnings") of $141.7 million, or $0.32 per diluted share. The Company’s second quarter 2012 cash earnings contributed $10.5 million more to tangible stockholders’ equity than its second quarter 2012 GAAP earnings alone. (1)(2)(3)

For the six months ended June 30, 2012, the Company reported GAAP earnings of $249.5 million, or $0.56 per diluted share, up from $242.6 million, or $0.55 per diluted share, in the year-earlier six months. The Company’s current six-month GAAP earnings generated a 1.30% return on average tangible assets and a 16.75% return on average tangible stockholders’ equity. (3)

The Company’s current six-month operating earnings rose $18.6 million, or 8.1%, year-over-year to $248.9 million, equivalent to a $0.04, or 7.7%, increase in diluted operating earnings per share to $0.56. The Company’s current six-month operating earnings generated a 1.30% return on average tangible assets and a 16.72% return on average tangible stockholders’ equity. In addition, the Company reported cash earnings of $269.8 million, or $0.62 per diluted share, for the current six-month period, which added $20.4 million, or 8.2%, more to tangible capital than its GAAP earnings alone. (1)(2)(3)

Commenting on the Company's second quarter results, President and Chief Executive Officer Joseph R. Ficalora stated, “We’re obviously pleased by the strength of our second quarter performance, especially in view of the challenges posed by the narrowing spreads between short- and long-term interest rates. Our earnings rose as loan demand grew in our traditional market--multi-family lending--and in the nationwide market for one-to-four family loans served by our mortgage bank.

“Multi-family loans now account for $18.2 billion, or 68.6%, of our loans held for investment, with much of the second quarter’s growth stemming from refinancing activity. As refinancing activity surged, so too did our prepayment penalty income, supporting margin expansion as well as earnings growth. In the second quarter of 2012, prepayment penalty income added $32.0 million to our net interest income; as a result, our margin rose on a linked-quarter basis to 3.30%.

“At the same time as our net interest income grew, so too did our non-interest income, reflecting a significant rise in mortgage banking revenues. In the second quarter of 2012, mortgage banking income rose to $58.3 million, exceeding the trailing-quarter amount by 65.9%. The growth in total revenues contributed to our recording our best efficiency ratio in several quarters: 38.12%.

“The quarter’s highlights also extend to the quality of our assets, as the balances of non-performing loans, other real estate owned, and net charge-offs all declined. Non-performing assets represented 0.69% of total assets at the end of June, as compared to 0.98% at the end of December, and as compared to the peak of 1.77% at March 31, 2010. In terms of dollars, non-performing assets totaled $299.3 million at the end of the quarter, reflecting a six-month decline of $111.1 million and a $451.5 million reduction from the peak amount.

“In addition, net charge-offs represented 0.05% of average loans in the current second quarter, an improvement from 0.09% in last year's second quarter and consistent with the measure in the first quarter of this year. Also of note, loans 30 to 89 days past due declined $73.1 million, or 65.5%, from the December 31st balance and $234.4 million, or 85.9%, from the peak in December 2009.

Board of Directors Declares $0.25 per Share Dividend, Payable on August 17th

“Reflecting the strength of our earnings, which reinforced our already strong capital position, the Board of Directors last night declared our 34th consecutive quarterly cash dividend of $0.25 per share. The dividend is payable on August 17th to shareholders of record at the close of business on August 7, 2012,” Mr. Ficalora said.

Balance Sheet Summary

Assets

At June 30, 2012, the Company recorded total assets of $43.5 billion, up $449.2 million from the March 31st balance and $1.5 billion from the balance at December 31, 2011.

Loans

At June 30, 2012, loans, net, represented $30.9 billion, or 71.0%, of total assets, reflecting a three-month increase of $340.8 million and a six-month increase of $726.4 million. Included in the June 30th balance were non-covered loans held for investment of $26.4 billion, loans held for sale of $1.1 billion, and covered loans of $3.5 billion.

Non-Covered Loans Held for Investment

Loans held for investment represented $26.5 billion, or 60.9%, of total assets at the end of the second quarter, comparable to the trailing quarter-end balance and $959.9 million higher than the balance at December 31st.

Multi-family loans represented $18.2 billion, or 68.6%, of total loans held for investment at the end of the quarter, and were up $417.1 million from the March 31st balance and $753.5 million from the balance at December 31st. In addition, originations of multi-family loans totaled $1.3 billion in the current second quarter, reflecting a linked-quarter increase of $226.9 million and a $736.8 million decline year-over-year. The growth in the portfolio was driven by a surge in refinancing activity as market interest rates remained at historically low levels. At June 30, 2012, the average multi-family loan had a principal balance of $4.1 million and the portfolio had an expected weighted average life of 2.9 years.

Commercial real estate (“CRE”) loans represented $7.2 billion, or 27.0%, of held-for-investment loans at the close of the second quarter, reflecting a linked-quarter decrease of $419.4 million and a $302.5 million increase from the balance at December 31st. The linked-quarter reduction was in line with management’s expectations and primarily reflects participations of an interest in certain larger CRE loans. Originations of CRE loans totaled $528.4 million in the current second quarter, reflecting a linked-quarter reduction of $387.9 million and a more modest year-over-year decrease of $90.7 million. At June 30, 2012, the average CRE loan had a principal balance of $4.3 million and the portfolio had an expected weighted average life of 3.4 years.

The portfolios of acquisition, development, and construction (“ADC”) loans and other loans declined over the three and six months ended June 30, 2012. ADC loans represented $390.5 million, or 1.5%, of total loans held for investment at the end of the second quarter, while other loans represented $637.5 million, or 2.4%. Included in the latter balance were $581.8 million of commercial and industrial (“C&I”) loans.

Non-Covered Loans Held for Sale

The portfolio of loans held for sale largely consists of one-to-four family loans that are originated throughout the country by the Company’s mortgage banking subsidiary, NYCB Mortgage Company, LLC, primarily for sale to government-sponsored enterprises ("GSEs"). Originations of one-to-four family loans held for sale rose $180.2 million linked-quarter and $1.5 billion year-over-year to $2.6 billion in the three months ended June 30, 2012.

The increase in production in the current second quarter was attributable to the historically low level of residential mortgage interest rates, which continued to trigger a strong volume of refinancing activity and new home purchases. While the balance of loans held for sale totaled $1.1 billion at June 30, 2012, the average balance of such loans was $859.7 million during the second quarter, comparable to the average balance in the trailing quarter and $471.4 million higher than the average balance in the second quarter of last year.

Covered Loans

Primarily reflecting repayments, covered loans declined $127.7 million and $236.9 million, respectively, from the balances at March 31, 2012 and December 31, 2011, to $3.5 billion at June 30, 2012. All of the Company’s covered loans were acquired in FDIC-assisted acquisitions and are covered by loss sharing agreements with the FDIC.

Pipeline

The current loan pipeline is approximately $4.4 billion, including loans held for investment of approximately $1.8 billion and one-to-four family loans held for sale of approximately $2.6 billion.

Asset Quality

The following discussion pertains only to the Company's portfolio of non-covered loans held for investment and non-covered other real estate owned ("OREO").

The Company’s asset quality reflected continued improvement, as non-performing non-covered loans declined to $252.0 million at the close of the second quarter, a $73.8 million, or 22.7%, improvement from the balance at December 31, 2011. Non-performing non-covered loans thus represented 0.84% of total loans at the end of the second quarter, an improvement from 1.11% at December 31st. OREO also declined during this time, to $47.3 million, reflecting a $37.3 million, or 44.1%, reduction from the balance at year-end.

Reflecting the improvements in non-performing non-covered loans and OREO, non-performing non-covered assets totaled $299.3 million at the close of the second quarter, down $111.1 million, or 27.1%, from the December 31st amount.

The following table provides a summary of the Company's non-performing non-covered assets at the respective period ends:

	June 30,	March 31,	December 31,
(dollars in thousands)	2012	2012	2011
Non-performing non-covered mortgage loans:
Multi-family	$156,711	$188,778	$205,064
Commercial real estate	54,888	63,347	68,032
Acquisition, development, and construction	24,996	36,599	29,886
One-to-four family	8,977	9,851	11,907
Total non-performing non-covered mortgage loans	245,572	298,575	314,889
Other non-performing non-covered loans	6,434	7,549	10,926
Total non-performing non-covered loans	$252,006	$306,124	$325,815
Non-covered other real estate owned	47,301	60,890	84,567
Total non-performing non-covered assets	$299,307	$367,014	$410,382

Non-performing non-covered loans to total loans	0.84%	1.01%	1.11%
Non-performing non-covered assets to total assets	0.69%	0.85%	0.98%

The improvement in asset quality was further reflected in a decline in the balance of loans 30 to 89 days past due. At June 30, 2012, such past due loans totaled $38.6 million, down $73.1 million, or 65.5%, from the balance at December 31st. Reflecting the improvements in non-performing loans and loans 30 to 89 days past due, total delinquencies amounted to $337.9 million at the close of the second quarter, down $184.2 million, or 35.3%, from the balance at December 31st.

Net charge-offs also declined in the current second quarter, on both a linked-quarter basis and year-over-year. In the three months ended June 30, 2012, net charge-offs totaled $13.9 million, reflecting a $1.7 million decrease from the trailing-quarter level and a $13.0 million decrease from the year-earlier amount. As a result, net charge-offs represented 0.05% of average loans in the current second quarter, consistent with the measure recorded in the trailing quarter and four basis points lower than the measure in the year-earlier three months.

The allowance for losses on non-covered loans was $137.9 million at the close of the second quarter as compared to $137.3 million at December 31st. The June 30th balance represented 54.73% of total non-performing non-covered loans, an increase from 42.14%.

Securities

Securities totaled $4.3 billion at June 30, 2012, representing 9.8% of total assets, a $612.7 million decrease from the March 31st balance and a $275.4 million decrease from the balance at December 31st. GSE securities represented 90.6% of the balance at the end of June.

The decline in securities was primarily due to the low interest rate environment. With market interest rates at historical lows, reducing the yields on such assets, the Company chose to limit the deployment of its cash flows into securities. As a result, securities available for sale declined $161.2 million and $313.2 million, respectively, to $411.5 million over the three and six months ended June 30, 2012. At $3.9 billion, securities held to maturity were down $451.5 million from the March 31st balance and up $37.7 million from the balance at December 31, 2011.

Funding Sources

Largely reflecting the assumption of deposits in the Aurora Bank transaction, deposits totaled $25.0 billion at the close of the second quarter, up $2.1 billion from the March 31st balance and $2.7 billion from the balance at December 31, 2011. Certificates of deposit (“CDs”) accounted for the bulk of the increase, rising $2.4 billion and $2.5 billion, respectively, from the earlier levels to $9.9 billion at June 30, 2012. CDs thus represented 39.4% of total deposits, as compared to 32.7% and 33.1%, respectively, at the earlier dates.

Core deposits (NOW and money market accounts, savings accounts, and non-interest-bearing deposits) totaled $15.1 billion at the close of the second quarter, reflecting a $297.0 million decrease from the March 31st balance and a $243.1 million increase from the balance at December 31st. The three-month decline was the net effect of a $183.0 million decrease in NOW and money market accounts to $8.7 billion, a $167.3 million decrease in non-interest-bearing accounts to $2.3 billion, and a $53.4 million rise in savings accounts to $4.1 billion. The six-month increase in core deposits was the net effect of a $153.5 million increase in savings accounts, a $154.2 million increase in non-interest-bearing accounts, and a $64.6 million decrease in NOW and money market accounts.

Wholesale borrowings totaled $12.2 billion at the close of the second quarter, down $1.6 billion, or 11.6%, from the March 31st balance and $1.3 billion, or 9.5%, from the balance at December 31st. The June 30th balance represented 28.0% of total assets, down from 32.0% at each of the earlier dates. Other borrowings also declined, to $4.3 million, as $90.0 million of fixed rate senior notes that had been issued in 2008 under the Temporary Liquidity Guarantee Program matured on June 22, 2012.

Stockholders’ Equity

At June 30, 2012, stockholders’ equity totaled $5.6 billion, representing 12.90% of total assets and a book value per share of $12.78. The June 30th balance was $31.6 million higher than the March 31, 2012 balance and $45.8 million higher than the balance at December 31, 2011. At March 31st and December 31st, stockholders’ equity represented 12.97% and 13.24% of total assets, and book values per share of $12.71 and $12.73, respectively.

Tangible stockholders’ equity totaled $3.1 billion at June 30, 2012, representing 7.64% of tangible assets and a tangible book value of $7.14 per share. Excluding AOCL, the ratio of adjusted tangible stockholders’ equity to adjusted tangible assets equaled 7.79% at June 30, 2012.(3)

The Company’s subsidiary banks also reported solid levels of capital at the end of the current second quarter, and continued to exceed the requirements for classification as “well capitalized” institutions under the FDIC Improvement Act. At June 30, 2012, New York Community Bank and New York Commercial Bank had respective Tier 1 leverage capital ratios of 8.53% and 13.30%; respective Tier 1 risk-based capital ratios of 12.82% and 16.78%; and respective total risk-based capital ratios of 13.54% and 17.43%. The minimum regulatory requirements for classification as a “well capitalized” institution are a leverage capital ratio of 5.00%, a Tier 1 risk-based capital ratio of 6.00%, and a total risk-based capital ratio of 10.00%.

Earnings Summary for the Three Months Ended June 30, 2012

The Company generated GAAP earnings of $131.2 million in the current second quarter, up from $118.3 million and $119.5 million, respectively, in the trailing and year-earlier three months. The current second quarter amount was equivalent to $0.30 per diluted share, a $0.03 increase from $0.27 per diluted share in each of the earlier periods.

Operating earnings totaled $131.1 million, or $0.30 per diluted share, in the current second quarter, up from $117.8 million, or $0.27 per diluted share, in the trailing quarter, and $113.2 million, or $0.26 per diluted share, in the second quarter of last year.

In the first two quarters of 2012, the differences between the Company’s GAAP and operating earnings were solely attributable to net securities gains, with second quarter after-tax gains amounting to $84,000 and first quarter after-tax gains amounting to $443,000. While after-tax net securities gains accounted for $11.2 million of the difference between the Company’s GAAP and operating earnings in the second quarter of 2011, the Company also recorded a $5.9 million after-tax gain on the disposition of its insurance premium financing business during that quarter, as well as a $10.8 million after-tax loss on the other-than-temporary impairment (“OTTI”) of securities.(2)

Net Interest Income

Net interest income rose $8.2 million linked-quarter to $296.7 million, notwithstanding the continued flattening of the yield curve as intermediate-term interest rates declined to historical lows in the three months ended June 30, 2012. As interest rates moved lower, refinancing activity increased in the multi-family and commercial real estate markets, triggering an increase in prepayment penalty income on a linked-quarter basis and year-over-year. Specifically, prepayment penalty income rose to $32.0 million in the current second quarter, from $17.5 million and $25.9 million, respectively, in the trailing and year-earlier three months.

While net interest income declined year-over-year, the amount of the reduction was a comparatively modest $5.3 million. In addition to the increase in prepayment penalty income, the impact of the yield curve on the Company’s net interest income was tempered by an increase in the average balance of interest-earning assets, and a continued reduction in the Company’s funding costs.

Linked-Quarter Comparison

The linked-quarter increase in net interest income was the net effect of an $8.3 million rise in interest income to $455.0 million and a $100,000 increase in interest expense to $158.3 million.

The modest increase in interest income was driven by the aforementioned increase in prepayment penalty income, which contributed 35 basis points to the average yield on interest-earning assets and 41 basis points to the average yield on loans. While the average balance of interest-earning assets rose $363.0 million to $35.9 billion, the average yield rose four basis points to 5.07%. The interest income generated by loans totaled $406.5 million, and accounted for the majority of the increase in interest income overall. The increase in the interest income from loans was the result of a $184.9 million rise in the average balance of such assets to $30.8 billion and a seven-basis point increase in the average yield to 5.28%. Securities and money market investments accounted for the remaining $48.5 million of interest income produced in the current second quarter, comparable to the level produced in the first quarter of this year. While the average balance of such assets rose $178.1 million linked-quarter, to $5.1 billion, the average yield on such assets fell 14 basis points during this time, to 3.79%.

The modest increase in interest expense was the net effect of a $113.2 million reduction in the average balance of interest-bearing liabilities to $33.5 billion and a one-basis point rise in the average cost of funds to 1.90%. Interest-bearing deposits accounted for $36.4 million of the interest expense generated during the quarter, reflecting a $462,000 increase from the trailing-quarter amount. The modest rise was the net effect of a $323.2 million increase in the average balance of such deposits to $20.5 billion and a one-basis point reduction in the average cost to 0.71%. Although the Aurora Bank transaction added $2.2 billion of deposits to the current second quarter-end balance, the effect on the average balance and the average cost of deposits was limited in view of the June 28, 2012 closing date.

The linked-quarter increase in interest expense was tempered by a $362,000 decline in the interest expense produced by borrowed funds to $121.9 million, as the average balance of such funds fell $436.5 million to $13.0 billion, exceeding the impact of a 12-basis point rise in the average cost of such funds to 3.78%.

Year-Over-Year Comparison

The year-over-year reduction in net interest income was the net effect of a $14.0 million decline in interest income and an $8.7 million decline in interest expense.

While the decline in interest income was tempered by a $1.4 billion rise in the average balance of interest-earning assets, the benefit of that increase was exceeded by the impact of a 37-basis point reduction in the average yield. The interest income produced by loans fell $1.8 million year-over-year, as the impact of a 42-basis point decline in the average yield on such assets exceeded the benefit of a $2.1 billion increase in the average balance. In addition, the interest income produced by securities and money market investments fell $12.2 million as the average balance of such assets declined $746.4 million and the average yield declined 36 basis points.

The year-over-year reduction in interest expense was the net effect of a $429.8 million increase in the average balance of interest-bearing liabilities and a 13-basis point decline in the average cost of funds. The interest expense produced by deposits fell $3.1 million during this time, as the impact of a $465.1 million rise in the average balance was modestly tempered by an eight-basis point decline in the average cost of such funds. The interest expense produced by borrowed funds, meanwhile, fell $5.6 million, as a $35.3 million decline in the average balance occurred in tandem with a 15-basis point decline in the average cost of such funds.

Net Interest Margin

The Company’s net interest margin was 3.30% in the current second quarter, reflecting a six-basis point increase from the trailing-quarter measure and a 20-basis point decrease from the measure recorded in the second quarter of last year. The linked-quarter increase was due to the increase in prepayment penalty income, as refinancing activity increased in tandem with the decline in market interest rates. Prepayment penalty income contributed 36 basis points to the margin in the current second quarter, in contrast to 20 and 30 basis points, respectively, in the trailing and year-earlier three months.

Provisions for Loan Losses

The provision for losses on non-covered loans was $15.0 million in the current second quarter, consistent with the provisions recorded in the three months ended March 31, 2012 and June 30, 2011.

In addition, the Company recorded a provision for losses on covered loans of $18.4 million in the current second quarter, reflecting deterioration in its acquired portfolio of home equity lines of credit and its acquired portfolio of one-to-four family loans. In the year-earlier quarter, the Company recorded an $8.7 million provision for losses on covered loans. The provisions for losses on covered loans recorded in the second quarters of 2012 and 2011 were largely offset by FDIC indemnification income of $14.8 million and $7.6 million, recorded in non-interest income in the respective periods.

Non-Interest Income

Non-interest income totaled $98.2 million in the current second quarter, reflecting a $36.2 million, or 58.4%, increase from the trailing-quarter level and a $39.3 million, or 66.8%, increase from the year-earlier amount.

Mortgage banking income accounted for the bulk of these increases, having risen $23.2 million and $46.5 million, respectively, from the levels recorded in the trailing and year-earlier quarters, to $58.3 million in the three months ended June 30, 2012. These increases were attributable to the significant volume of one-to-four family loans produced by the Company’s mortgage banking operation, as well as expanded pricing margins and higher servicing income. Included in the current second quarter amount was income from originations of $53.0 million, up from $40.0 million and $9.3 million, respectively, in the trailing and year-earlier three months.

In addition to mortgage banking income, the Company has three other ongoing sources of non-interest income: fee income, income from bank-owned life insurance ("BOLI"), and other income, the latter consisting primarily of revenues from the sale of third-party investment products and revenues generated by a New York Community Bank subsidiary, Peter B. Cannell & Co., Inc. Revenues from these sources totaled $25.0 million in the current second quarter, as compared to $26.1 million and $29.0 million, respectively, in the trailing and year-earlier three months. Including mortgage banking income, non-interest income from ongoing sources rose to $83.3 million in the current second quarter, from $61.3 million and $40.8 million, respectively, in the corresponding periods.

In addition, the Company recorded net securities gains of $141,000 in the current second quarter, in contrast to $718,000 and $18.7 million, respectively, in the trailing and year-earlier three months. While the Company also recorded a $9.8 million gain on business disposition in the second quarter of 2011, the benefit of that gain and the net securities gains recorded during that quarter were tempered by an $18.1 million OTTI loss on securities.

Non-Interest Expense

Non-interest expense consists of operating expenses (comprised of compensation and benefits, occupancy and equipment, and general and administrative, or G&A, expenses) and the amortization of core deposit intangibles ("CDI"). In the three months ended June 30, 2012, non-interest expense totaled $155.4 million, up $5.3 million from the trailing-quarter level and comparable to the level recorded in the year-earlier three months.

Operating expenses accounted for $150.5 million of non-interest expense in the current second quarter, reflecting a linked-quarter increase of $5.5 million and a year-over-year increase of $2.6 million. Compensation and benefits expense accounted for $73.6 million of the current second-quarter total, comparable with the levels recorded in the trailing quarter and the year-earlier three months. Occupancy and equipment expense rose $1.4 million and $1.5 million, respectively, during these times to $23.2 million, while G&A expense rose $4.2 million linked-quarter and $757,000 year-over-year to $53.7 million. The linked-quarter increase in G&A expense was largely attributable to the cost of managing and disposing of foreclosed properties as well as a higher level of variable mortgage banking expenses.

Notwithstanding the increase in operating expenses, the Company reported a GAAP efficiency ratio of 38.12% in the current second quarter, as compared to 41.39% and 40.99%, respectively, in the trailing and year-earlier three months. The linked-quarter improvement reflects the increased levels of net interest income and non-interest income, while the year-over-year improvement reflects an increase in non-interest income alone.(4)

Income Tax Expense

Reflecting an increase in pre-tax income, income tax expense totaled $74.8 million in the current second quarter, up $7.8 million on a linked-quarter basis and $12.2 million year-over-year. At $206.0 million, pre-tax income was up $20.8 million from the trailing-quarter level and $23.9 million from the year-earlier amount. In addition, the effective tax rate was 36.3% in the current second quarter, as compared to 36.2% and 34.4%, respectively, in the three months ended March 31, 2012 and June 30, 2011.

About New York Community Bancorp, Inc.

With assets of $43.5 billion at June 30, 2012, New York Community Bancorp, Inc. is currently the 21st largest bank holding company in the nation and a leading producer of multi-family mortgage loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift with more than 240 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with more than 30 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 17 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

As previously announced, the Company will host a conference call on Wednesday, July 25, 2012, at 9:30 a.m. (Eastern Time) to discuss its second quarter 2012 performance and strategies. The conference call may be accessed by dialing 800-862-9098 (for domestic calls) or 785-424-1051 (for international calls) and providing the following access code: 2Q12NYCB. A replay will be available approximately two hours following completion of the call through midnight on July 29th, and may be accessed by calling 800-723-0479 (domestic) or 402-220-2650 (international) and providing the same access code. The conference call also will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on August 22, 2012.

Forward-Looking Statements

This earnings release and the associated conference call may include forward-looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; our ability to retain key members of management; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, including the deposits we recently assumed from Aurora Bank, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

Greater detail regarding some of these factors is provided in our Form 10-K for the year ended December 31, 2011 and our Form 10-Q for the three months ended March 31, 2012, including in the Risk Factors section of those and other SEC reports. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release, our conference call, during investor presentations, or in our SEC filings, which are accessible on our web site and at the SEC’s web site, www.sec.gov.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(in thousands, except share data)

	June 30,	December 31,
	2012	2011
	(unaudited)
Assets
Cash and cash equivalents	$ 3,160,673	$ 2,001,737
Securities:
Available-for-sale	411,503	724,662
Held-to-maturity	3,853,587	3,815,854
Total securities	4,265,090	4,540,516
Loans held for sale	1,059,340	1,036,918
Non-covered mortgage loans held for investment:
Multi-family	18,186,211	17,432,665
Commercial real estate	7,158,343	6,855,888
Acquisition, development, and construction	390,537	445,387
One-to-four family	120,186	127,361
Total non-covered mortgage loans held for investment	25,855,277	24,861,301
Non-covered other loans held for investment	637,478	671,517
Total non-covered loans held for investment	26,492,755	25,532,818
Less: Allowance for losses on non-covered loans	(137,914)	(137,290)
Non-covered loans held for investment, net	26,354,841	25,395,528
Covered loans	3,516,097	3,753,031
Less: Allowance for losses on covered loans	(51,771)	(33,323)
Covered loans, net	3,464,326	3,719,708
Total loans, net	30,878,507	30,152,154
Federal Home Loan Bank stock, at cost	424,269	490,228
Premises and equipment, net	250,675	250,859
FDIC loss share receivable	631,156	695,179
Goodwill	2,436,131	2,436,131
Core deposit intangibles, net	41,589	51,668
Other assets (includes $50,732 and $71,400, respectively, of other real estate owned covered by loss sharing agreements)	1,399,257	1,405,830
Total assets	$43,487,347	$42,024,302

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$ 8,692,549	$ 8,757,198
Savings accounts	4,107,372	3,953,859
Certificates of deposit	9,852,702	7,373,263
Non-interest-bearing accounts	2,344,026	2,189,810
Total deposits	24,996,649	22,274,130
Borrowed funds:
Wholesale borrowings	12,157,283	13,439,193
Junior subordinated debentures	427,029	426,936
Other borrowings	4,300	94,284
Total borrowed funds	12,588,612	13,960,413
Other liabilities	290,567	224,055
Total liabilities	37,875,828	36,458,598
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 439,133,951 and 437,426,665 shares issued, and 439,124,100 and 437,344,796 shares outstanding, respectively)	4,391	4,374
Paid-in capital in excess of par	5,316,176	5,309,269
Retained earnings	355,215	324,967
Treasury stock, at cost (9,851 and 81,869 shares, respectively)	(134)	(996)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	5,979	1,321
Net unrealized loss on the non-credit portion of other-than-temporary impairment losses, net of tax	(13,578)	(13,627)
Pension and post-retirement obligations, net of tax	(56,530)	(59,604)
Total accumulated other comprehensive loss, net of tax	(64,129)	(71,910)
Total stockholders’ equity	5,611,519	5,565,704
Total liabilities and stockholders’ equity	$43,487,347	$42,024,302

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
Interest Income:
Mortgage and other loans	$406,481	$398,184	$408,292	$804,665	$824,234
Securities and money market investments	48,499	48,454	60,716	96,953	115,697
Total interest income	454,980	446,638	469,008	901,618	939,931

Interest Expense:
NOW and money market accounts	9,357	8,733	10,398	18,090	21,552
Savings accounts	3,565	3,496	4,206	7,061	8,333
Certificates of deposit	23,489	23,720	24,952	47,209	51,926
Borrowed funds	121,913	122,275	127,508	244,188	252,924
Total interest expense	158,324	158,224	167,064	316,548	334,735
Net interest income	296,656	288,414	301,944	585,070	605,196
Provision for losses on non-covered loans	15,000	15,000	15,000	30,000	41,000
Provision for losses on covered loans	18,448	--	8,708	18,448	8,708
Net interest income after provisions for loan losses	263,208	273,414	278,236	536,622	555,488

Non-Interest Income:
Fee income	9,433	9,758	12,143	19,191	24,042
Bank-owned life insurance	6,802	9,585	7,564	16,387	14,453
Net gain on sales of securities	141	718	18,743	859	28,735
Gain on business disposition	--	--	9,823	--	9,823
Loss on other-than-temporary impairment of securities	--	--	(18,124)	--	(18,124)
Mortgage banking income	58,323	35,165	11,774	93,488	31,712
FDIC indemnification income	14,759	--	7,624	14,759	7,624
Other income	8,747	6,770	9,341	15,517	19,233
Total non-interest income	98,205	61,996	58,888	160,201	117,498

Non-Interest Expense:
Operating expenses:
Compensation and benefits	73,591	73,617	73,218	147,208	145,286
Occupancy and equipment	23,249	21,884	21,770	45,133	43,710
General and administrative	53,669	49,517	52,912	103,186	98,221
Total operating expenses	150,509	145,018	147,900	295,527	287,217
Amortization of core deposit intangibles	4,920	5,159	7,144	10,079	14,529
Total non-interest expense	155,429	150,177	155,044	305,606	301,746
Income before income taxes	205,984	185,233	182,080	391,217	371,240
Income tax expense	74,772	66,980	62,621	141,752	128,605
Net Income	$131,212	$118,253	$119,459	$249,465	$242,635

Basic earnings per share	$0.30	$0.27	$0.27	$0.56	$0.55
Diluted earnings per share	$0.30	$0.27	$0.27	$0.56	$0.55

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP AND NON-GAAP EARNINGS (OPERATING EARNINGS)
(unaudited)

Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that our operating earnings are an important indication of our ability to generate earnings through our fundamental business. Since they exclude the effects of certain items that are unusual and/or difficult to predict, we believe that our operating earnings, although non-GAAP, provide useful supplemental information to both management and investors in evaluating our financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate our operating earnings may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our GAAP and operating earnings for the three months ended June 30, 2012, March 31, 2012, and June 30, 2011 and for the six months ended June 30, 2012 and 2011 follow:

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands, except per share data)	2012	2012	2011	2012	2011
GAAP Earnings	$131,212	$118,253	$119,459	$249,465	$242,635
Adjustments to GAAP earnings:
Net gain on sales of securities	(141)	(718)	(18,743)	(859)	(28,735)
Gain on business disposition	--	--	(9,823)	--	(9,823)
Loss on other-than-temporary impairment of securities	--	--	18,124	--	18,124
Income tax effect	57	275	4,143	332	8,159
Operating earnings	$131,128	$117,810	$113,160	$248,938	$230,360

Diluted GAAP Earnings per Share	$0.30	$0.27	$ 0.27	$0.56	$ 0.55
Adjustments to diluted GAAP earnings per share:
Net gain on sales of securities	--	--	(0.03)	--	(0.04)
Gain on business disposition	--	--	(0.01)	--	(0.01)
Loss on other-than-temporary impairment of securities	--	--	0.03	--	0.02
Diluted operating earnings per share	$0.30	$0.27	$ 0.26	$0.56	$ 0.52

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP EARNINGS AND NON-GAAP EARNINGS (CASH EARNINGS)
(unaudited)

Although cash earnings are not a measure of performance calculated in accordance with GAAP, we believe that they are important because of their contribution to tangible stockholders’ equity. (Please see the discussion and reconciliations of stockholders’ equity and tangible stockholders’ equity that appear under “Reconciliations of GAAP and Non-GAAP Capital Measures” on page 13 of this release.) We calculate cash earnings by adding back to GAAP earnings certain items that have been charged against them but that are added to, rather than subtracted from, tangible stockholders’ equity. For this reason, we believe that cash earnings, although non-GAAP, are useful to investors seeking to evaluate our financial performance and to compare our performance with other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate cash earnings may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our GAAP and cash earnings for the three months ended June 30, 2012, March 31, 2012, and June 30, 2011 and for the six months ended June 30, 2012 and 2011 follow:

(in thousands, except per share data)	For the Three Months Ended			For the Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
GAAP Earnings	$131,212	$118,253	$119,459	$249,465	$242,635
Additional contributions to tangible stockholders’ equity:(1)
Amortization and appreciation of shares held in stock-related benefit plans	5,265	5,071	4,005	10,336	7,617
Associated tax effects	319	(354)	613	(35)	2,252
Loss on other-than-temporary impairment of securities	--	--	10,800	--	10,800
Amortization of core deposit intangibles	4,920	5,159	7,144	10,079	14,529
Total additional contributions to tangible stockholders’ equity (1)	10,504	9,876	22,562	20,380	35,198
Cash earnings	$141,716	$128,129	$142,021	$269,845	$277,833

Diluted GAAP Earnings per Share	$0.30	$0.27	$0.27	$0.56	$0.55
Add back:
Amortization and appreciation of shares held in stock-related benefit plans	0.01	0.01	0.01	0.03	0.02
Associated tax effects	--	--	--	--	0.01
Loss on other-than-temporary impairment of securities	--	--	0.03	--	0.03
Amortization of core deposit intangibles	0.01	0.01	0.02	0.03	0.03
Total additions	0.02	0.02	0.06	0.06	0.09
Diluted cash earnings per share	$0.32	$0.29	$0.33	$0.62	$0.64

Cash Earnings Data:
Cash return on average assets	1.35%	1.23%	1.39%	1.29%	1.36%
Cash return on average tangible assets (1)	1.44	1.30	1.48	1.37	1.45
Cash return on average stockholders’ equity	10.19	9.27	10.41	9.75	10.13
Cash return on average tangible stockholders’ equity (1)	18.38	16.85	19.23	17.69	18.66
Cash efficiency ratio (2)	36.78	39.94	37.97	38.27	37.74
(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures that appear on page 13 of this release.
(2)	We calculate our cash efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income after excluding the pertinent non-cash items from our operating expenses and non-interest income.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP AND NON-GAAP CAPITAL MEASURES
(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not calculated in accordance with GAAP, management uses these non-GAAP capital measures in their analysis of our financial performance. We believe that these non-GAAP capital measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and to engage in various capital management strategies.

Neither tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, nor the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended June 30, 2012, March 31, 2012, and December 31, 2011 and the six months ended June 30, 2012 and 2011 follow:

	At or for the			At or for the
	Three Months Ended			Six Months Ended
	June 30,	March 31,	Dec. 31,	June 30,	June 30,
	2012	2012	2011	2012	2011
(in thousands)
Total Stockholders’ Equity	$ 5,611,519	$ 5,579,941	$ 5,565,704	$ 5,611,519	$ 5,560,103
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(41,589)	(46,508)	(51,668)	(41,589)	(63,205)
Tangible stockholders’ equity	$ 3,133,799	$ 3,097,302	$ 3,077,905	$ 3,133,799	$ 3,060,767

Total Assets	$43,487,347	$43,038,151	$42,024,302	$43,487,347	$40,602,625
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(41,589)	(46,508)	(51,668)	(41,589)	(63,205)
Tangible assets	$41,009,627	$40,555,512	$39,536,503	$41,009,627	$38,103,289

Tangible Stockholders’ Equity	$3,133,799	$3,097,302	$3,077,905	$3,133,799	$3,060,767
Add back: Accumulated other comprehensive loss, net of tax	64,129	68,702	71,910	64,129	50,402
Adjusted tangible stockholders’ equity	$3,197,928	$3,166,004	$3,149,815	$3,197,928	$3,111,169

Tangible Assets	$41,009,627	$40,555,512	$39,536,503	$41,009,627	$38,103,289
Add back: Accumulated other comprehensive loss, net of tax	64,129	68,702	71,910	64,129	50,402
Adjusted tangible assets	$41,073,756	$40,624,214	$39,608,413	$41,073,756	$38,153,691

Average Stockholders’ Equity	$ 5,565,581	$ 5,528,296	$ 5,535,114	$ 5,534,277	$ 5,484,845
Less: Average goodwill and core deposit intangibles	(2,480,921)	(2,486,018)	(2,491,327)	(2,483,469)	(2,507,637)
Average tangible stockholders’ equity	$ 3,084,660	$ 3,042,278	$ 3,043,787	$ 3,050,808	$ 2,977,208

Average Assets	$41,916,854	$41,775,013	$41,683,129	$41,833,272	$40,783,804
Less: Average goodwill and core deposit intangibles	(2,480,921)	(2,486,018)	(2,491,327)	(2,483,469)	(2,507,637)
Average tangible assets	$39,435,933	$39,288,995	$39,191,802	$39,349,803	$38,276,167

Net Income	$131,212	$118,253	$117,652	$249,465	$242,635
Add back: Amortization of core deposit intangibles, net of tax	2,952	3,095	3,269	6,047	8,717
Adjusted net income	$134,164	$121,348	$120,921	$255,512	$251,352

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended
June 30, 2012	March 31, 2012
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$30,780,471	$406,481	5.28%	$30,595,529	$398,184	5.21%
Securities and money market investments	5,112,683	48,499	3.79	4,934,593	48,454	3.93
Total interest-earning assets	35,893,154	454,980	5.07	35,530,122	446,638	5.03
Non-interest-earning assets	6,023,700	6,244,891
Total assets	$41,916,854	$41,775,013
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$ 8,805,432	$ 9,357	0.43%	$ 8,800,787	$ 8,733	0.40%
Savings accounts	4,080,984	3,565	0.35	3,983,234	3,496	0.35
Certificates of deposit	7,641,613	23,489	1.24	7,420,769	23,720	1.29
Total interest-bearing deposits	20,528,029	36,411	0.71	20,204,790	35,949	0.72
Borrowed funds	12,983,063	121,913	3.78	13,419,550	122,275	3.66
Total interest-bearing liabilities	33,511,092	158,324	1.90	33,624,340	158,224	1.89
Non-interest-bearing deposits	2,466,411	2,324,849
Other liabilities	373,770	297,528
Total liabilities	36,351,273	36,246,717
Stockholders’ equity	5,565,581	5,528,296
Total liabilities and stockholders’ equity	$41,916,854	$41,775,013
Net interest income/interest rate spread	$296,656	3.17%	$288,414	3.14%
Net interest margin	3.30%	3.24%
Ratio of interest-earning assets to interest-bearing liabilities	1.07	x	1.06	x

Core deposits (1)	$15,352,827	$12,922	0.34%	$15,108,870	$12,229	0.33%

(1)	Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended June 30,
2012	2011
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$30,780,471	$406,481	5.28%	$28,643,118	$408,292	5.70%
Securities and money market investments	5,112,683	48,499	3.79	5,859,082	60,716	4.15
Total interest-earning assets	35,893,154	454,980	5.07	34,502,200	469,008	5.44
Non-interest-earning assets	6,023,700	6,351,588
Total assets	$41,916,854	$40,853,788
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$ 8,805,432	$ 9,357	0.43%	$ 8,794,496	$ 10,398	0.47%
Savings accounts	4,080,984	3,565	0.35	4,022,838	4,206	0.42
Certificates of deposit	7,641,613	23,489	1.24	7,245,588	24,952	1.38
Total interest-bearing deposits	20,528,029	36,411	0.71	20,062,922	39,556	0.79
Borrowed funds	12,983,063	121,913	3.78	13,018,339	127,508	3.93
Total interest-bearing liabilities	33,511,092	158,324	1.90	33,081,261	167,064	2.03
Non-interest-bearing deposits	2,466,411	1,988,889
Other liabilities	373,770	325,621
Total liabilities	36,351,273	35,395,771
Stockholders’ equity	5,565,581	5,458,017
Total liabilities and stockholders’ equity	$41,916,854	$40,853,788
Net interest income/interest rate spread	$296,656	3.17%	$301,944	3.41%
Net interest margin	3.30%	3.50%
Ratio of interest-earning assets to interest-bearing liabilities	1.07	x	1.04	x

Core deposits (1)	$15,352,827	$12,922	0.34%	$14,806,223	$14,604	0.40%

(1)	Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Six Months Ended
June 30, 2012	June 30, 2011
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$30,688,000	$804,665	5.25%	$28,567,491	$824,234	5.77%
Securities and money market investments	5,023,638	96,953	3.86	5,519,741	115,697	4.19
Total interest-earning assets	35,711,638	901,618	5.05	34,087,232	939,931	5.52
Non-interest-earning assets	6,121,634	6,696,572
Total assets	$41,833,272	$40,783,804
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$ 8,803,109	$ 18,090	0.41%	$ 8,613,442	$ 21,552	0.50%
Savings accounts	4,032,109	7,061	0.35	3,967,038	8,333	0.42
Certificates of deposit	7,531,191	47,209	1.26	7,442,778	51,926	1.41
Total interest-bearing deposits	20,366,409	72,360	0.71	20,023,258	81,811	0.82
Borrowed funds	13,201,307	244,188	3.72	13,033,071	252,924	3.91
Total interest-bearing liabilities	33,567,716	316,548	1.90	33,056,329	334,735	2.04
Non-interest-bearing deposits	2,395,630	1,900,559
Other liabilities	335,649	342,071
Total liabilities	36,298,995	35,298,959
Stockholders’ equity	5,534,277	5,484,845
Total liabilities and stockholders’ equity	$41,833,272	$40,783,804
Net interest income/interest rate spread	$585,070	3.15%	$605,196	3.48%
Net interest margin	3.27%	3.54%
Ratio of interest-earning assets to interest-bearing liabilities	1.06	x	1.03	x

Core deposits (1)	$15,230,848	$25,151	0.33%	$14,481,039	$29,885	0.42%

(1)	Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in thousands, except share and per share data)
(unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
GAAP EARNINGS DATA:
Net income	$131,212	$118,253	$119,459	$249,465	$242,635
Basic earnings per share	$0.30	$0.27	$0.27	$0.56	$0.55
Diluted earnings per share	0.30	0.27	0.27	0.56	0.55
Return on average assets	1.25%	1.13%	1.17%	1.19%	1.19%
Return on average tangible assets (1)	1.36	1.24	1.29	1.30	1.31
Return on average stockholders’ equity	9.43	8.56	8.75	9.02	8.85
Return on average tangible stockholders’ equity (1)	17.40	15.95	16.76	16.75	16.89
Efficiency ratio (2)	38.12	41.39	40.99	39.65	39.74
Operating expenses to average assets	1.44	1.39	1.45	1.41	1.41
Interest rate spread	3.17	3.14	3.41	3.15	3.48
Net interest margin	3.30	3.24	3.50	3.27	3.54
Shares used for basic EPS computation	437,820,639	437,467,859	436,179,448	437,644,249	435,872,952
Shares used for diluted EPS computation	437,824,702	437,473,189	436,616,952	437,648,947	436,519,866

OPERATING EARNINGS DATA: (3)
Operating earnings	$131,128	$117,810	$113,160	$248,938	$230,360
Basic operating earnings per share	$0.30	$0.27	$0.26	$0.56	$0.52
Diluted operating earnings per share	0.30	0.27	0.26	0.56	0.52
Return on average assets	1.25%	1.13%	1.11%	1.19%	1.13%
Return on average tangible assets (1)	1.36	1.23	1.23	1.30	1.25
Return on average stockholders’ equity	9.42	8.52	8.29	9.00	8.40
Return on average tangible stockholders’ equity (1)	17.39	15.90	15.90	16.72	16.06
Operating efficiency ratio (2)	38.13	41.47	42.21	39.70	40.90

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 13 of this release.
(2)	We calculate our GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of our GAAP and operating earnings on page 11 of this release.
(3)	Operating earnings and the related profitability measures are non-GAAP financial measures. Please see the reconciliations of our GAAP and operating earnings on page 11 of this release.

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(unaudited)

	At or for the Three Months Ended
	June 30,	March 31,	Dec. 31,
	2012	2012	2011
CAPITAL MEASURES:
Book value per share	$12.78	$12.71	$12.73
Tangible book value per share (1)	7.14	7.05	7.04
Stockholders’ equity to total assets	12.90%	12.97%	13.24%
Tangible stockholders’ equity to tangible assets (1)	7.64	7.64	7.78
Tangible stockholders’ equity to tangible assets excluding accumulated other comprehensive loss, net of tax (1)	7.79	7.79	7.95

ASSET QUALITY RATIOS:
Non-performing non-covered loans to total loans	0.84%	1.01%	1.11%
Non-performing non-covered assets to total assets	0.69	0.85	0.98
Allowance for losses on non-covered loans to non-performing non-covered loans	54.73	44.68	42.14
Allowance for losses on non-covered loans to total non-covered loans	0.52	0.51	0.54
Net charge-offs during the period to average loans during the period (non-annualized)	0.05	0.05	0.07
Net charge-offs during the period to the average allowance for losses on non-covered loans during the period (“allowance utilization ratio”)	10.20	11.38	16.06

(1)	Please see the reconciliations of our GAAP and non-GAAP capital measures on page 13 of this release.

Footnotes to the Text
(1)	Cash earnings and the related profitability measures are non-GAAP financial measures. Please see the reconciliations of our GAAP and cash earnings on page 12 of this release.
(2)	Operating earnings and the related profitability measures are non-GAAP financial measures. Please see the reconciliations of our GAAP and operating earnings on page 11 of this release.
(3)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 13 of this release.
(4)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

CONTACT:
New York Community Bancorp, Inc.
Investors:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032